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                                                                      EXHIBIT 11
           AMERICAN TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE

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                                                                  For the three months ended           For the nine months ended
                                                               ---------------------------------    -------------------------------
                                                               April 30, 1999     April 30, 2000    April 30, 1999   April 30, 2000
                                                               --------------     --------------    --------------   --------------

COMPUTATION OF NET LOSS PER SHARE
     Net loss                                                      $(1,344)           $(6,529)          $(3,074)        $(12,182)
                                                                   =======            =======           =======         ========

WEIGHTED AVERAGE NUMBER OF SHARES OF
     COMMON STOCK OUTSTANDING                                       46,844             61,780            46,259           53,448
                                                                   =======            =======           =======         ========

BASIC LOSS PER COMMON SHARE                                        $ (0.03)           $ (0.11)          $ (0.07)        $  (0.23)
                                                                   =======            =======           =======         ========

COMPUTATION OF DILUTED LOSS PER SHARE
     Net loss                                                      $(1,344)           $(6,529)          $(3,074)        $(12,182)
     Dividends not incurred upon assumed conversion of
       convertible preferred stock                                       -                147                 -              324
                                                                   -------            -------           -------         --------
     Net loss applicable to common stockholders
       used for computation                                        $(1,344)           $(6,382)          $(3,074)        $(11,858)
                                                                   =======            =======           =======         ========

     Weighted average number of shares of common
       stock outstanding                                            46,844             61,780            46,259           53,448

     Weighted average incremental shares outstanding
       upon assumed conversion of options and warrants               3,575              3,072             3,060            6,065

     Weighted average incremental shares outstanding
       upon assumed conversion of convertible preferred stock            -              2,041                 -            2,041
                                                                   -------            -------           -------         --------
WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS USED FOR
  COMPUTATION                                                       50,419             66,893            49,319           61,554
                                                                   =======            =======           =======         ========

DILUTED LOSS PER COMMON SHARE AND COMMON
  SHARE EQUIVALENT                                                 $ (0.03)           $ (0.10)          $ (0.06)         $ (0.19)
                                                                   =======            =======           =======         ========

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(a) This calculation is submitted in accordance with Item 601 (b) (11) of
    Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.